Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CREDO PETROLEUM ANNOUNCES THAT MARLIS E. SMITH, JR.

PLANS TO STEP DOWN AS CHIEF EXECUTIVE OFFICER

EFFECTIVE JANUARY 31, 2012

Mr. Smith Will Continue to Serve as a Credo Director

DENVER, COLORADO, November 2, 2011 — CREDO Petroleum Corporation (NASDAQ:  CRED), an independent oil and gas company headquartered in Denver, Colorado, with significant assets in the North Dakota Bakken, Kansas, Nebraska, the Texas Panhandle and Oklahoma, reported today that its Chief Executive Officer, Marlis E. Smith, Jr., has advised the Company that he does not intend to renew his two year employment agreement when it expires on December 31, 2011, and that he plans to step down effective January 31, 2012.  Mr. Smith will return his full attention to his personal business interests at SmithCo Properties, Inc. and Smith Drummond Holdings, both private exploration and production companies based in Denver, Colorado.  Mr. Smith was elected to Credo’s Board of Directors in April 2009, and will continue to serve as a director of Credo.

Mr. Smith stated, “At the time I became Chief Executive Officer, I was forthcoming about my significant personal business interests which consist of about 450 wells, including participation in most of Credo’s drilling projects over the past 10 years.  During the last two years, the activity in my personal businesses has exploded with the ramp-up in drilling in the Bakken and Granite Wash plays.  Although I am committed to continuing to serve as a director of Credo, my personal businesses now require my full-time attention.

“Credo has established excellent drilling momentum, and our seasoned staff will continue to build on that momentum while we search for a new CEO,” Smith said.  “We are conducting the most aggressive drilling program in the Company’s history.  Credo’s financial results for the third fiscal quarter ended July 31, 2011 clearly reflect the significance of this oil-focused drilling ramp-up.  For the quarter, oil production increased more than 50% and operating income increased more than 100% compared to the same quarter last year.  I expect that trend to continue.

“For the fiscal year ended October 31, 2011, we estimate that capital expenditures increased 85% to a record $12,700,000 compared to last year, and the number of gross wells drilled increased about 41%.  As a result, we estimate that Credo’s oil production quantities for fiscal 2011 increased to 50% of total production on an energy equivalent basis.  More importantly, due to the significant price differential between oil and natural gas, we expect oil revenues for fiscal 2011 to represent about 75% of total revenues.”

Smith further stated, “For 2012, our Board of Directors has approved another significant increase in the Company’s drilling budget.  Capital expenditures for oil exploration and development are projected to be approximately $29,000,000 next year, representing a 127% increase over 2011.  We currently project that the Company will participate in 79 gross wells during 2012, a 65% increase over 2011.  Approximately 60% of 2012 capital expenditures are expected to occur in the North Dakota Bakken where the Company owns interests in more than 50 drilling spacing units where we expect multiple wells to be drilled on most of the spacing units.  Based on current projections, we anticipate that 2012 drilling will require the Company to borrow funds beginning in the second fiscal quarter of 2012 and peaking around $7,000,000.  The Company is setting up a line of credit with its primary bank to provide the financing.”

James T. Huffman, Chairman of the Board, stated, “Marlis has done an excellent job leading our exploration team, and has been instrumental in our team’s success in repositioning Credo as primarily an oil producer.  We are, of course, pleased that Marlis’ personal businesses are flourishing, and we wish him continued success.  At the same time, we look forward to continuing to work with Marlis as a Board member.”

Huffman further stated, “Looking forward, the Board plans to initiate a search for a new Chief Executive Officer who will continue to execute the Board’s oil-focused business strategy.  The Board believes that Credo has several viable go-forward options due to its excellent acreage positions in multiple plays, track record of drilling success, and strong financial position.  Therefore, the Board will also take this opportunity to carefully consider and evaluate other strategic options which may be available to the Company.”

About Credo Petroleum

Credo Petroleum Corporation is an independent oil and gas exploration, development and production company based in Denver, Colorado.  The Company has significant operations in the Williston Basin of North Dakota, Kansas, Nebraska, the Anadarko Basin of the Texas Panhandle and northwest Oklahoma, and in southern Oklahoma.  Credo uses advanced technologies to systematically explore for oil and gas and, through its patented Calliope Gas Recovery System, to recover additional reserves from largely depleted gas reservoirs.  For more information, please visit our website at www.credopetroleum.com or contact us at 303-297-2200.

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Contact:	Marlis E. Smith, Jr.
Chief Executive Officer
or
Alford B. Neely
Chief Financial Officer
303-297-2200
Website:	www.credopetroleum.com

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements included in this press release, other than statements of historical facts, address matters that the Company reasonably expects, believes or anticipates will or may occur in the future.  Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the Company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.  Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the Company’s Annual Report on Form 10- K for more information.  Although the Company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.